EXHIBIT 23.1


                 CONSENT OF INDEPENDENT
              CERTIFIED PUBLIC ACCOUNTANTS


   The Board of Directors
   Grand Premier Financial, Inc.:


   We consent to incorporation by reference on Form S-8 of Grand Premier Financial, Inc. of our report dated January 26, 1996, relating to the consolidated balance sheets of Premier Financial Services, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Registration Statement on Form S-4 (333-03327) of Grand Premier Financial, Inc.


                                 KPMG Peat Marwick LLP


   Chicago, Illinois
   September 4, 1996